No. 03-1610

================================================================================
                                     IN THE
                         UNITED STATES COURT OF APPEALS
                              FOR THE SIXTH CIRCUIT

               --------------------------------------------------

                         SIMON PROPERTY GROUP, INC., and
                       SIMON PROPERTY ACQUISITIONS, INC.,
                              PLAINTIFFS-APPELLEES,

                                       v.

          TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN, ROBERT S. TAUBMAN,
             LISA A. PAYNE, GRAHAM T. ALLISON, PETER KARMANOS, JR.,
            WILLIAM S. TAUBMAN, ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
                             and S. PARKER GILBERT,
                             DEFENDANTS-APPELLANTS.

                 ON APPEAL FROM THE UNITED STATES DISTRICT COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

                   ------------------------------------------

                         PROOF REPLY BRIEF OF APPELLANTS

                   ------------------------------------------

Joseph Aviv (P 30014)                     I.W. Winsten (P 30528)
Bruce L. Segal (P 36703)                  Raymond W. Henney (P 35860)
Matthew F. Leitman (P 48999)              Honigman Miller Schwartz and Cohn, LLP
Miro Weiner & Kramer                      2290 First National Building
Suite 100                                 Detroit, Michigan 48226-3583
38500 Woodward Avenue                     Telephone: (313) 465-7000
Bloomfield Hills, Michigan 48303-0908
Telephone: (248) 258-1207
Facsimile:  (248) 646-4021
                             COUNSEL FOR APPELLANTS

 OF COUNSEL

 Wachtell, Lipton, Rosen & Katz
 51 West 52nd Street
 New York, New York 10019

                             ORAL ARGUMENT REQUESTED

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

                                TABLE OF CONTENTS

                                                                            PAGE


Table of Authorities..........................................................ii

Preliminary Statement..........................................................1

Counterstatement of Facts......................................................2

Argument......................................................................10

   I.     SPG's Argument that the Control Share Acquisitions Act Is
          Triggered Even in the Absence of Any Acquisition of
          Ownership or of the Power to Direct the Voting of Control
          Shares Has No Support in the Law....................................10

          A. The  Control Share Acquisitions Act Does Not
             Incorporate, SUB SILENTIO, a "Deemed"
             Acquisition Provision from Federal Law...........................10

          B. SPG's Argument that a "Deemed" Acquisition Provision Must
             Be Read into the Michigan Act Is Contrary to Fundamental
             Principles of Statutory Construction and Corporate
             Democracy........................................................15

          C. SPG's "Deemer" Theory Would Lead to Absurd Results...............20

   II.    The District Court Had No Personal Jurisdiction Over, and
          Therefore Could Not Enjoin, the Nonparty
          Shareholder-Signatories of the Voting Agreements....................22

   III.   There Was No Basis in Law or Fact to Enjoin the
          Board from Enforcing the Bylaw Amendment............................24

Conclusion....................................................................26

Certificate of Compliance with Rule 32(a)

Certificate of Service

Additional Designation of Appendix Contents

                              TABLE OF AUTHORITIES

CASES

ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, 1991 U.S. Dist.
  LEXIS 12106 (W.D. Mich. Aug. 27, 1991)......................................13

ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, No. 1-90-CV-
  937, slip. op. (W.D. Mich. Dec. 5, 1991) (op. denying
  prelim. injs.)..............................................................13

BOARD OF EDUC. V. ROWLEY, 458 U.S. 176 (1982).................................20

BOSE CORP. V. CONSUMERS UNION OF UNITED STATES, INC.,
  466 U.S. 485 (1984).........................................................23

GENERAL INV. CO. V. LAKE SHORE & M. S. Ry. Co., 250 F.
  160 (6th Cir. 1918), AFF'D 260 U.S. 261 (1922)..............................24

HADIX V. JOHNSON, 182 F.3d 400 (6th Cir. 1999)................................10

JANIGAN V. TAYLOR, 344 F.2d 781 (1st Cir. 1965), CERT.
  DENIED, 382 U.S. 879 (1965).............................................23, 24

KLAUS V. HI-SHEAR CORP., 528 F.2d 225 (9th Cir. 1975).....................22, 23

NISHIKAWA V. DULLES, 356 U.S. 129 (1958)......................................23

NIXON V. KENT, 76 F.3d 1381 (6th Cir. 1996)...................................10

RONDEAU V. MOSINEE PAPER CORP., 422 U.S. 49 (1975)............................15

SEC V. SAVOY INDUS., INC., 587 F.2d 1149 (D.C. Cir.
  1978).......................................................................15

WAGNER ELEC. CORP. V. HYDRAULIC BRAKE CO., 257 N.W.
  884 (Mich. 1934).............................................................9

YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298
  (Ind. 2002).........................................................10, 11, 18

ZENITH RADIO CORP. V. HAZELTINE RESEARCH, INC., 395 U.S.
  100 (1969)..................................................................22

STATUTES AND OFFICIAL COMMENTS

Mich. Comp. Laws section 450.1790(2)......................................10, 15

Mich. Comp. Laws section 450.1791(1)..................................10, 12, 15

Mich. Comp. Laws section 450.1791(2)..........................................19

Mich. Comp. Laws section 450.1794.............................................15

Mich. Comp. Laws section 450.1798.............................................15

Official Comments to Ind. Code section 23-1-42-1
  (West 1989).............................................10, 11, 12, 13, 18, 19

Official Comments to Ind. Code section 23-1-42-2 (West 1889)..................20

Official Comments to Ind. Code section 23-1-42-5 (West 1989)..................20



COURT RULES

E.D. Mich. LR 7.1(c)(2).......................................................25

Fed. R. App. P. 28(a)(7).......................................................2

Fed. R. Civ. P. 7(b)(1).......................................................25



OTHER AUTHORITIES

9A Charles Alan Wright & Arthur R. Miller, FEDERAL
  PRACTICE AND PROCEDURE: CIVIL 2d  (Supp. 2002)..............................24

                              PRELIMINARY STATEMENT

         The issue on appeal is one of statutory construction: Whether the Control Share Acquisitions Act strips existing shareholders of the right to vote when they collectively voice their position on corporate matters, such as a proposed takeover, even if none of them has acquired the power to direct the voting of any of the others' shares. The answer to this question is, decidedly, no. The Act only applies where a person has actually acquired the power to direct the voting of control shares.

         SPG seeks to avoid the statutory requirement that a person actually acquire the power to direct the voting of another's shares by arguing that the Act incorporates a "deemed" acquisition rule from a Federal disclosure law. Yet SPG cites no such language in the Michigan Act and offers no authority at all for its radical notion that the Act incorporates, SUB SILENTIO, the "deemed" acquisition rule expressed in the Federal regulation.

         SPG's entire approach to this case is constructed on one misleading premise after another. Starting with its so-called "Statement of Facts," SPG tries to suggest that it, the hostile tender offeror, is the champion of shareholder democracy and that the founding Taubman family members have somehow abused their significant ownership interest, held for many years, by making clear their opposition to SPG's hostile tender offer. To this end, SPG tries to paint an utterly false picture of a 1998 restructuring of TRG and Taubman Centers, none of which is in any way relevant to the only issue before the Court: the statutory construction of the Control Share Acquisitions Act.

         Neither SPG's distorted "facts" nor its entirely unsupported argument can conceal the fact that SPG's position would stand the Control Share Acquisitions Act on its head. SPG cannot convert the Act from one intended to empower existing shareholders to respond collectively to hostile takeovers to one that cripples the shareholders when they attempt to do so. If a "deemed" acquisition provision were read into the Act, the statute would become a decidedly pro-raider, antidemocratic device to strip the voting rights of those shareholders who collectively oppose a hostile takeover. It is no wonder that SPG wants to use the Act in this way.

         Neither the language of the Act nor its purpose supports SPG's "deemer" argument. Accordingly, the district court's Amended Order must be reversed as a matter of law and the injunction dissolved.

                            COUNTERSTATEMENT OF FACTS

         SPG's so-called statement of facts does not recite the "facts relevant to the issues submitted for review," Fed. R. App. P. 28(a)(7), namely, whether, as a matter of law, the Control Share Acquisitions Act incorporates, SUB SILENTIO, a

"deemed" acquisition provision from Federal disclosure law. Rather, relying on false and misleading statements, SPG attempts to conceal the utter lack of support for its "deemer" claim by suggesting that SPG is the champion of the "public" shareholders of Taubman Centers and that the founders of Taubman Centers and its largest shareholders are interlopers abusively seizing control of the Company.

         While SPG's "facts" are completely irrelevant to the issue of statutory construction before the Court, Defendants do not wish to leave them unaddressed. Indeed, SPG's focus on the 1998 restructuring of TRG and Taubman Centers (the "1998 Restructuring") is particularly egregious since its claims based on the 1998 Restructuring were dismissed by the district court, (R.89, Am. Order at 2, J.A. ___), and SPG has not appealed the dismissal.

         SPG's "factual" attack begins with its fundamental, but false, premise that, when Taubman Centers "was taken public by the Taubman family in 1992 . . . [t]he new publicly-traded REIT was owned approximately 99% by public shareholders." (Appellees' Br. at 10.) Although SPG cites page seven of the Company's 1992 Prospectus as support for this statement, this page of the Prospectus clearly states that the purchasers of common stock in the initial public offering would own, not 99%, but 65.9% of the Company. (SEE R.55, Ex. 2 (1992

Prospectus) at 7, J.A.__.) 1 The partners of TRG, including its majority partner, two General Motors pension trusts (the "GM Trusts"), were to own the remainder. Furthermore, the Prospectus clearly states that all matters submitted to the shareholders could be approved only by a two-thirds vote. (SEE ID. at 96, J.A. ___.) Thus, contrary to SPG's unfounded assertion, the "public" shareholders could NOT have unilaterally "amended the Articles to remove the Excess Share Provision," (Appellees' Br. at 11), and the public shareholders could not have believed otherwise.

         SPG next falsely asserts that the 1998 Restructuring "was deliberately structured to avoid giving the public shareholders a chance to vote on it or the issuance of the Series B Preferred Stock," (Appellees' Br. at 12). This is absurd. The 1998 Restructuring was: (i) investigated and recommended by a special committee, made up of two of Taubman Centers' independent directors, two representatives of the GM Trusts (the Company's then-largest shareholder), and
A. Alfred Taubman, (SEE R.56, Ex. 14 (Mins. of Meeting of Partnership Comm., Mar. 5, 1998) at 10-11, J.A. ___); (ii) undertaken on the advice of the committee's investment banker, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), and


----------------
1 Notably, this is roughly the same percentage owned by the common shareholders following the 1998 Restructuring. (See R.56, Ex.33 (Taubman Centers 1998 Annual Report) at 47, J.A.__.)

its legal counsel, Shearman & Sterling, (SEE R.55, Ex.7 (Gilbert dep.) at 28-29, J.A. ___); and (iii) approved unanimously by the Company's independent directors, acting on the advice of their separately-retained counsel, Goodwin, Procter & Hoar, LLP, with whom they consulted frequently. (SEE ID. at 49, J.A. ___; R.55, Ex. 5 (Bloostein dep.) at 50-51, J.A. ___; R.56, Ex. 21 (Mins. of
Joint Meeting) at 12-13, 17-19, J.A. ___).2

         All of the professionals advised the TRG Partnership Committee and the Board that the 1998 Restructuring presented enormous benefits to the public shareholders, including: (i) Taubman Centers for the first time would become the sole and exclusive managing partner of TRG (the operating partnership that owns the shopping centers), with all decision making transferred to the Board; (ii) a majority of the members of the Board for the first time would be independent directors, giving the Board the power to change management without the Taubman family's approval; and (iii) the partners of TRG for the first time would lose their former right to appoint (or "hard wire") directors to the Board. (SEE Mins. of Joint


-------------------
2 Likewise, the GM Trusts had their own investment adviser, Aldrich, Eastman & Waltch, L.P., as well as legal counsel, Weil, Gotshal & Manges LLP. (SEE Gilbert dep. at 28, J.A. ___; Bloostein dep. at 27, J.A. ___; R.56, Ex. 15 (R. Taubman dep.) at 43, J.A. ___.) And on the recommendation of Morgan Stanley, the Taubman family engaged the investment banking firm of Goldman, Sachs & Co. ("Goldman Sachs") to advise them. (SEE R.55, Ex. 11 (Niehaus dep.) at 37-38, J.A. ___; R. Taubman dep. at 42-43, J.A.___.)

Meeting at 7-8, J.A. ___.)3

         For SPG's "factual" account of the 1998 Restructuring to be true, massive collusion among five major law firms, two leading investment banks, and the independent directors of Taubman Centers, including the former Chairman of Morgan Stanley Group, Inc., has to have occurred, and the New York Stock Exchange has to have condoned it. This was plainly not the case.

         Next, SPG argues misleadingly that, as a result of the 1998 Restructuring, the Taubman family has "a vastly disproportionate 30% voting interest" in the Company. (SEE Appellees' Br. at 13-14.) Yet SPG plainly ignores the evidence


------------------
3 SPG relies solely on the notes of a junior member of the Goldman Sachs team to suggest that the Taubman family sought to avoid, because it might require a shareholder vote, an early restructuring proposal different in all respects from the actual 1998 Restructuring. But SPG omits to tell the Court that the undisputed evidence, in the notes themselves and elsewhere in the record, is that: (i) Robert Taubman, in fact, was prepared to pursue this early proposal if it was "the best transaction to pursue," (R. Taubman dep. at 79, J.A.__; R.56, Ex. 17 (Goldman Sachs "Talking Points"), J.A.__); (ii) this early proposal was rejected, not because it required a shareholder vote, but because of its complexity and tax inefficiencies, (R.56, Ex. 16 (Mins. of Meeting of Partnership Comm., June 24, 1988 ("June 24 Mins.")) at 2, J.A. ___); and (iii) all of the lawyers opined that "no shareholder vote [was] required or recommended" for the 1998 Restructuring. (SEE June 24 Mins. at 3, J.A. ___; Bloostein dep. at 50-51.) Indeed, SPG itself has never contended that the 1998 Restructuring transaction required a shareholder vote. The only shareholder-vote claim that SPG has ever made with respect to the 1998 Restructuring was its assertion, now dismissed and never appealed, that the issuance of the Series B Stock was subject to a shareholder vote under the Michigan Control Share Acquisitions Act.

presented to the TRG Partnership Committee and to the Board that flatly refutes its claim.

         The 1998 Restructuring was prompted by the request of the GM Trusts to withdraw from TRG and the Board's interest in moving the governance of the enterprise from the TRG Partnership Committee to the Taubman Centers Board. SEE, E.G., Bloostein dep. at 26, 34, J.A. ___); R.55, Ex. 6 (Payne dep.) at 37, 57,
84, J.A. ___.) As a result of the GM Trusts' requested withdrawal, Taubman Centers' partnership interest in TRG would increase proportionally to approximately 63% from approximately 39%. (See Mins. of Joint Meeting at 5, J.A. ___.) This increase, along with the transfer of all decision making to the Taubman Centers Board, would have left TRG's minority partners with no say over the management of TRG's assets, despite their 37% interest in the assets. The new class of Series B Stock was issued to give the minority partners of TRG a shareholder vote in Taubman Centers directly proportional to their ownership interest in TRG's assets, and it "enabled them to vote alongside of the shareholders on matters presented to the shareholders of [Taubman Centers] for a vote." (ID.)4


----------------
4 Inasmuch as the new Series B Stock was simply being used to reallocate voting rights from the TRG Partnership Committee (which was being eliminated) to Taubman Centers, Morgan Stanley advised that the new class of preferred stock would be of "nominal economic value." (See Mins. of Joint Meeting at 7, J.A. ___.) Based on this advice, it was subsequently issued for $.001 per share.

         Morgan Stanley issued to both TRG (to its Partnership Committee) and Taubman Centers (to its Board) a fairness opinion regarding the "entire" transaction. (SEE R.56, Ex. 27 (Morgan Stanley Fairness Opinion dated Aug. 17,
1998), J.A. ___.) Christopher J. Niehaus, the Morgan Stanley managing director in charge of the engagement, testified at his deposition that "the fairness opinion addressed the entire redemption and all its points," including "[g]overnance." (R.55, Ex. 11 (Niehaus dep.) at 77, J.A. ___.)

         After the 1998 Restructuring, the public shareholders owned, indirectly, 63% of the asset-owning partnership (TRG) controlled by Taubman Centers, and they held 63% of Taubman Centers' voting power. The minority partners of TRG owned, directly, 37% of TRG, and they held 37% of the voting power of Taubman Centers, which controlled TRG. This voting structure was, and remains, perfectly equitable and democratic. Indeed, as confirmed by G. William Miller, a director of the Simon Corporation, this is a common and proper governance mechanism used by UPREIT enterprises. (SEE R.56, Ex. 22 (Miller dep.) at 67, J.A. ___.)

         Finally, while SPG trumpets that 85% of the "common" shares have been tendered into its offer, (SEE Appellees' Br. at 20), it neglects to report that this is only 52% of Taubman Centers' voting stock. SPG ignores an entire class of stock even though the Series B Stock has been voted alongside the common stock at every shareholder vote without any objection, (see R.52, Decl. of Alan
M. Miller, P. 8,

J.A. ___), and even though SPG's own "Minimum Tender Condition" is that two-thirds of the VOTING shares be tendered. (SEE R.57, Ex. 43 (SPG Tender Offer) at 8, 14, J.A. ___.) Indeed, SPG also fails to note that it reported in a filing with the Securities and Exchange Commission on June 30, 2003, that only
18.9 million shares remain tendered into the offer, representing only 23% of the outstanding shares of Taubman Centers voting stock.5


------------------
5 Tacitly conceding that it has no standing as a tender offeror to raise its Control Share Acquisitions Act claim, SPG argues that it has standing as a shareholder. (See Appellees' Br. at 54.) Yet this ignores the testimony from SPG's own director that it only bought stock to give it "standing in dealing with Taubman." (Miller dep. at 136, J.A. ___.) "One who buys corporate stock in contemplation of instituting suit by reason of such stock ownership is usually . .. . denied relief in equity." WAGNER ELEC. CORP. V. HYDRAULIC BRAKE CO., 257 N.W. 884, 886 (Mich. 1934).

                                    ARGUMENT

                                       I.

          SPG'S ARGUMENT THAT THE CONTROL SHARE ACQUISITIONS ACT IS TRIGGERED EVEN IN THE ABSENCE OF ANY ACQUISITION OF OWNERSHIP OR OF THE POWER TO DIRECT THE VOTING OF CONTROL SHARES HAS NO SUPPORT IN THE LAW

             A.   THE  CONTROL SHARE ACQUISITIONS ACT DOES NOT
                  INCORPORATE, SUB SILENTIO, A "DEEMED"
                  ACQUISITION PROVISION FROM FEDERAL LAW

         The issue on appeal is one of statutory construction.6 By its terms, the Control Share Acquisitions Act applies only to shares over which an acquiring person has acquired the actual power in fact to direct the vote. SEE Mich. Comp. Laws sections 450.1790(2), .1791(1). The Indiana law, on which the Michigan Act was modeled, is the same. As the Official Comments to the Indiana act explain, it is "clear that a person's acquisition of substantive ability to control the voting power . . . is the key . . . thereby covering, for example, shares . . . as to which the acquiring person has contractual rights to direct their voting." Official Comments to Ind. Code section 23-1-42-1 (West 1989) (Addendum at A-13). Thus, in YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298, 301-02 (Ind. 2002), the Supreme


------------------
6 Despite SPG's suggestion to the contrary, (see Appellees' Br. at 25-26 ("The Standard Of Review"), there is no deference given to the district judge's ruling on this question of statutory construction; it is reviewed DE NOVO. SEE HADIX V. JOHNSON, 182 F.3d 400, 404 (6th Cir. 1999); NIXON V. KENT, 76 F.3d 1381, 1386
(6th Cir. 1996).

Court of Indiana explained that, to trigger the law, a person must acquire the power to direct the vote by irrevocable proxy or other "enforceable obligation[]." Moreover, the law is no different when several shareholders unite to make a control share acquisition. "[W]hether the acquisition is made by one person or by two or more persons acting cooperatively or in concert, will not affect application of the Chapter." Official Comments to Ind. Code section 23-1-42-1 (Addendum at A-13).

         In an effort to avoid the express language of the Act, SPG claims that the Michigan Control Share Acquisitions Act silently incorporates two separate and distinct principles from SEC Rule 13d-5: First, that a "group" is formed whenever two or more shareholders act together with a common purpose, and second, that the "group," as a separate person, is "deemed to have acquired" all of the shares of stock held by each group member. Thus, according to SPG, once it "proves" that the members of the Taubman family united with a common purpose (an undisputed fact), it does not need to prove that any member of the family ever actually ACQUIRED the power to direct the voting of any other family member's shares.

         SPG's "deemer" theory is essential to its claim under the Michigan Control Share Acquisitions Act because this is the only way that SPG can overcome the undisputed fact that, to this day, each member of the Taubman family is free to vote his or her shares as he or she pleases, and that no one of them has ever acquired the power to direct the voting of any other family member's shares.7 Nevertheless, SPG's theory that the Michigan Act incorporates, SUB SILENTIO, a "deemed" acquisition provision has no basis in the language of the Act, case law, or commentary, and it effectively reads out of the Control Share Acquisitions Act the very action that triggers the Act - an ACQUISITION of ownership of, or the power to direct the voting with respect to, control shares. SEE Mich. Comp. Laws section 450.1791(1).

         Despite its carefully crafted rhetoric, SPG's argument presumes too much and proves too little. SPG discusses extensively, and cites a variety of cases for, its unremarkable first proposition - that shareholders who unite with the common purpose of acquiring, holding, voting or disposing of shares are a "group" under SEC Rule 13d-5. It even cites the Official Comments to the Indiana law, (SEE Appellees' Br. at 39), to show that, similar to SEC Rule 13d-5, under the Indiana control share acquisitions act (as well as the Michigan Act), "the acquisition of control shares may be `directly or indirectly, alone or as part of a group.'" Official


----------------
7 SPG deliberately misreads the language and purpose of the "disclaimer" in the Schedules 13D/A when it says that Defendants "attempt[] to deny the formation of this group." (Appellees' Br. at 34.) The Schedules 13D/A do NOT disclaim that the Taubman family members intended to act collectively; they disclaim that any one of them now has, or ever had, the power to vote any other family member's shares. SPG has not offered any EVIDENCE to refute the fundamental fact that, if tomorrow, A. Alfred Taubman decided to vote his shares to support the SPG offer, no other member of the family would have any power to prevent it.

Comments to Ind. Code section 23-1-42-1 (Appellants' Addendum at A-13). Defendants readily acknowledge this proposition. (SEE Appellants' Br. at 26-30, 46-47.)

         Yet, when it comes to SPG's far more remarkable proposition - the radical notion that the Control Share Acquisitions Act incorporates, SUB SILENTIO, a "deemed" acquisition concept from the SEC Rule, such that a "control share acquisition" may occur even in the absence of any acquisition, i.e., a binding, enforceable transfer of voting power - SPG cites NO statutory language and NO authority. Curiously, SPG does refer to ATLANTIS GROUP, INC. V. ALIZAC PARTNERS, 1991 U.S. Dist. LEXIS 12106 (W.D. Mich. Aug. 27, 1991) (SPG Addendum at A-1), but only as a case in which the court held, on a preanswer motion to dismiss, that the PLAINTIFF sufficiently ALLEGED that the formation of a group could, without more, trigger the Act. (SEE Appellees' Br. at 48.) Yet SPG fails to acknowledge that the court in that case later REJECTED the plaintiff's theory:

          No Michigan court has yet interpreted the statute as Atlantis would suggest. The statute's provisions are only triggered by an ACQUISITION of control shares.

ATLANTIS GROUP, INC., slip. op. denying prelim injs. at 10 (Dec. 5, 1991) (underline in original) (citing Mich. Comp. Laws sections 450.1791, .1794) (footnote omitted) (Appellants' Addendum at A-44).

         To deflect attention from its complete absence of supporting authority, SPG weaves an argument interspersed with SEC Rule 13d cases that discuss its two propositions as part of the Federal disclosure law. But, again, neither of these propositions are disputed as a matter of Federal disclosure law.

         The issue here is not what the Federal law provides in terms of reporting obligations. It is whether the Federal law "deemer" provision has been incorporated by the Michigan Legislature into the Control Share Acquisitions Act so that the Act is triggered even when there has been no acquisition of the power to direct the voting of any control shares. And, for this proposition, SPG cites no authority because there is none.

         SPG's attempted sleight of hand is plainly revealed when it argues that "[i]t is simply irrelevant that, as Taubman claims, no member of the Taubman family ever acquired `actual power' to direct the vote of any other member [because] [t]he essence of a `group' is not the actual power to vote the shares of one another, but the pooling of voting power to achieve a common objective." (Appellees' Br. at 42-43.) This may be true under the Williams Act, a Federal reporting law, but under the Control Share Acquisitions Act, the issue is NOT whether existing shareholders have agreed that they have a common objective, but whether they have, alone or as part of a group, ACQUIRED the power to direct the voting of control shares. SEE Mich. Comp. Laws sections 450.1790(2), .1791(1).8 SPG's reliance on Federal law to eliminate the need for an actual acquisition of the substantive ability to direct the exercise of voting power has no basis in the language of the Michigan Act or in the commentary to the Indiana law.

             B. SPG'S ARGUMENT THAT A "DEEMED" ACQUISITION PROVISION MUST BE READ INTO THE MICHIGAN ACT IS CONTRARY TO FUNDAMENTAL PRINCIPLES OF STATUTORY CONSTRUCTION AND CORPORATE DEMOCRACY

         The only argument SPG gives for its unprecedented conclusion that the Control Share Acquisitions Act applies even in the complete absence of an acquisition is its own naked statement that shareholders may evade the Act if a


------------------
8 The Williams Act is a reporting law intended to "insure that public shareholders who are confronted by a cash tender offer for their stock will not be required to respond without adequate information." RONDEAU V. MOSINEE PAPER CORP., 422 U.S. 49, 58 (1975). Thus, a "group" is defined broadly as being formed by "any" non-contractually binding "understanding" or "other arrangement," "emphasiz[ing] the notion that concerted action need not be formalized or express." SEE SEC V. SAVOY INDUS., INC., 587 F.2d 1149, 1163 (D.C. Cir. 1978).

  The Control Share Acquisitions Act, on the other hand, is a law of forfeiture that precludes an acquiring persons from voting "control shares . . . acquired in a control share acquisition" without the approval of the remaining shareholders. Mich. Comp. Laws sections 450.1794, .1798. It is one thing to require the broadest possible disclosure of shareholder unity, as the Williams Act does. It is something else altogether to graft into the Control Share Acquisitions Act an unstated provision that strips shareholders of the right to vote whenever they make that Federal disclosure.

"deemed" acquisition provision is not imputed:

          For the statute to afford any meaningful protection, it is necessarily the case that "group" acquisition of voting power arises upon the formation of the group. Any other construction would render the statute ineffective, since it would allow individuals, acting in concert with one another, to accomplish indirectly and collectively, what none of them could accomplish individually.

(Appellees' Br. at 39-40.)

         As justification for its so-called "evasion" argument, SPG posits the following example of what may happen if its "deemer" proviso were NOT read into the Act: "three shareholders each owning 17% of a company's outstanding voting shares, or five shareholders each owning 11%, could form a `group' and pool their voting power so as to control more than 50% of the voting stock without triggering the statute." (ID. at 40.) Defendants readily agree. This result is not something to be shunned; it is a classic example of corporate democracy. Shareholders may always "gang up" on management. As long as none of these shareholders has given any other shareholder the power to vote his or her shares and remains free to change his or her mind at any time and vote as he or she pleases, the Control Share Acquisitions Act is not implicated.

         SPG's hand wringing over the possibility that three 17% shareholders could combine to assert majority voting rights is especially puzzling since this is precisely the way that the corporate laws are designed to work. The Michigan Business Corporation Act would truly be unique if longstanding shareholders could not combine to influence or change management without first obtaining the approval of other shareholders. By way of example, under SPG's "interpretation" of the Act:

         1. If two competing groups of shareholders, each with 40% of the voting power, seek to elect competing slates of directors, each will lose the right to vote, and control of the corporation will be left to the unaligned 20% minority.

         2. Directors and management will lose their votes if they collectively have over 20% and agree to oppose an inadequate offer.

         3. A 49% shareholder cannot act in concert with a 2% shareholder to effect corporate change.

         4. The founder of a company and holder of 30% of the voting power will lose the right to vote because his son acquired the power to vote an additional 2.9% of the shares (the case before the Court).

         What is even more disquieting is that these plainly undemocratic results are not based on the statutory language (nothing in the statute says that the formation of a group of itself is a control share acquisition) or on any legislative history or any case or any commentary from any state. SPG's entire "deemer" theory is based on one, and only one, isolated reference in the Official Comments to the Indiana law that the concept of "group" in the control share definition is "similar" to the SEC definition of a "group." SEE Official Comments to Ind. Code
Section 23-1-42-1 (Appellants' Addendum at A-13).

         SPG's argument that shareholders may "evade the statute by entering into group agreements" unless its "deemer" provision is read into the Act, (Appellees' Br. at 40), begs the question. It is not the formation of the group but the nature of the group "agreement" that will determine whether the Act is triggered.9

         If there is an enforceable agreement whereby a person, acting alone or as part of a group, ACQUIRES the power to direct the voting of control shares, the Act is triggered with respect to the control shares acquired. SEE, E.G., YOUNG V. GENERAL ACCEPTANCE CORP., 770 N.E.2d 298, 302 (Ind. 2002) (only the transfer of "power to direct voting" of shares by irrevocable proxy, i.e., an enforceable contractual obligation, constitutes a control share acquisition). On the other hand, if three shareholders simply announce that they have a mutual interest in voting for or against a proposal and intend to do so, none has acquired the power to direct the voting of any share other than his or her own, and the Act is not triggered. SEE ID.


---------------------
9 Throughout its brief, SPG loosely uses the word, "agreed." (SEE, E.G., Appellees' Br. at 3-4 ("the Taubman family . . . AGREED to vote [against the takeover]"; "this AGREEMENT is at the heart of the dispute on this appeal"; "they have AGREED among themselves . . . to vote their collective shares" (emphasis added)). As a matter of basic contract law, there is no "agreement" where a party may walk away from it at any moment. SPG never alleges that the family members' "agreement" was an enforceable contract.

(revocable proxy is "not a grant of the `power to direct' the vote"); SEE ALSO Official Comments to Ind. Code Section 23-1-42-1 ("the relevant inquiry is whether one or more ACQUIRING persons have ACQUIRED sufficient practical ability IN FACT `to exercise or DIRECT the exercise of the voting power . . .' within the statutory ranges" (emphasis added)) (Appellants' Addendum at A-13). When shareholders agree to act in concert but retain the power to vote their own shares and to change their vote in their own discretion, there is no "evasion" of the Act.

         Notably, the Act itself shows that the Legislature did address a concern about evasion, but the concern had nothing to do with shareholders who simply vote in concert. Rather, the Legislature's concern was with shareholders who seek to evade the statute by making incremental acquisitions of stock or of the power to direct the voting of shares. To meet this concern, the Act specifically provides that "shares or the power to direct the exercise of voting power acquired within a 90-day period, or shares or the power to direct the exercise of voting power acquired pursuant to a plan to make a control share acquisition, are considered to have been acquired in the same transaction." SEE Mich. Comp. Laws section 450.1791(2).

         Plainly, if the Michigan Legislature had any concern about the so-called "evasion" that SPG envisions - shareholders voting in concert - it could have addressed this concern by writing into the law SPG's "deemer" provision. Yet the Legislature did no such thing, and there was no basis for the district court to do so.

SEE, E.G., BOARD OF EDUC. V. ROWLEY, 458 U.S. 176, 191 n.11 (1982) ("`After all, Congress expresses its purpose by words. It is for us to ascertain - neither to add nor to subtract, neither to delete nor to distort.'") (citation omitted). 10

             C.    SPG'S "DEEMER" THEORY WOULD LEAD TO ABSURD RESULTS

         The absurdity of SPG's argument is highlighted by its further argument (made, once again, with no supporting authority) that "[a] `group' comes into being as a result of, and is defined by, the specific common objective for which it was formed, such as achieving or preventing a particular corporate action."


-------------------
10 SPG also argues that the Control Share Acquisitions Act does not "discriminate between tender offerors and incumbent management." (Appellees' Br. at 27.) This argument is a red herring. The Act is not being used by the Company or by anyone else to discriminate against SPG's offer. Indeed, the Board has opted out of the Act. (SEE R.57, Ex. 46 (Schedule 14D-9 dated Dec. 11, 2002) at 19, J.A. ___.) Moreover, SPG's suggestion that control share statutes are neutral, favoring neither management nor bidder, (SEE Appellees' Br. at 27), is simply not true. The Act essentially forces an acquirer to negotiate with either the existing shareholders or management. For example, "a person's acquisition from the Corporation itself of shares . . . will not constitute a `control share acquisition.'" Official Comments to Ind. Code Section 23-1-42-2 (Appellants' Addendum at A-15). Moreover, a corporation's board of directors may "elect not to be governed" by the Act. ID. at Section 23-1-42-5. (Appellants' Addendum at A-22). Because the directors may issue shares directly without triggering the statute or may opt out of the statute, "[i]n general, the acquirer must either
(1) negotiate a merger or share exchange (which will not be subject to the Chapter itself . . .); (2) make an offer sufficiently favorable that the shareholders acting collectively will grant voting power to the control shares . . .; or (3) NEGOTIATE THE ACQUISITION WITH THE BOARD OF DIRECTORS BEFORE ACQUIRING THE CONTROL SHARES." Official Comments to Ind. Code Section 23-1-42-5 (emphasis added) (Appellants' Addendum at A-22).

(Appellees' Br. at 35.)11 Following SPG's theory to its logical (or in this case, illogical) conclusion, if a group of shareholders with more than 20% of the voting power agree to act in concert for the purpose of electing a slate of directors in 2003, they lose their right to vote and must call a special meeting of the shareholders and obtain the approval of the remaining shareholders before they may regain the right to vote their stock. Then, if this same group of shareholders wants to propose a new slate of directors in 2004, because they would then have a new purpose, they would be a new group, and they again would lose the right to vote their shares unless they call a special meeting and obtain the right vote one more time.

         Rather than protecting the shareholders, SPG's "deemer" provision disempowers them. If SPG's "deemer" provision were read into the Act,


-------------------
11 Under SPG's theory, even though the Taubman family members were a group in 1998 when they received their Series B Stock in an original issue outside the Act, this does not "insulate[] the Taubman family or any of its members from the statutory consequences of forming new groups, for new purposes, at later dates." (Appellees' Br. at 35.) This assertion, in and of itself, is nonsense. SPG expressly acknowledges that A. Alfred Taubman, who has the power to direct the voting of more than 30% of the Company's shares, acquired that power five years ago in a direct issuance from the Company as part of the 1998 Restructuring. (SEE, E.G., 2d Am. Compl. P. P. 10, 49, J.A.___.) It even alleges that the very purpose of the stock issuance was to give the Taubman family members the ability to thwart hostile takeovers. (SEE ID. P. 43.) Clearly, the family members did not become a "new" group as a result of their announcement, five years later, that they have a common interest in blocking SPG's hostile takeover.

shareholders will no longer be free to solicit support for, or opposition to, any corporate action, for if they successfully gain the commitment from a sufficient number of shareholders to approve or block the action, these shareholders will lose the right to vote and will have to petition their opposition to regain the ability to vote.12 This is so, even where the commitment is no more than a public statement that these shareholders support or oppose the action and intend to vote in that manner.

         Thus, SPG's "deemer" argument has neither legal nor logical support. It cannot and should not be read into the Act.

                                      II.

         THE DISTRICT COURT HAD NO PERSONAL JURISDICTION OVER, AND THEREFORE COULD NOT ENJOIN, THE NONPARTY SHAREHOLDER-
         SIGNATORIES OF THE VOTING AGREEMENTS

         The district court may not enjoin nonparty shareholders from voting their stock without first gaining personal jurisdiction over them and affording them notice and an opportunity to be heard. SEE, E.G., ZENITH RADIO CORP. V. HAZELTINE RESEARCH, INC., 395 U.S. 100, 110 (1969); KLAUS V. HI-SHEAR CORP., 528 F.2d 225,


------------------
12 SPG claims that, under its approach, shareholders will remain free to communicate with one another. (SEE Appellees' Br. at 51.) But to what end? If these shareholders dare reach a consensus they will lose their right to vote unless and until the shareholders on the other side of the issue restore their vote. Shareholders thus will be chilled from conferring with one another for fear that this will be construed as an alignment or group formation.

234-35 (9th Cir. 1975). Yet SPG does not even try to suggest that the district court acquired personal jurisdiction over the nonparty-signatories to the Voting Agreements. Instead, it seeks to avoid this issue by arguing that these persons may be enjoined from voting their shares because they were acting "in active concert" with Defendants. (SEE Appellees' Br. at 56.) There is, however, no evidence of this. Indeed, the only evidence in this case, publicly filed, is that the Voting Agreements were terminated and that Robert Taubman no longer has any right, agreement, arrangement, or understanding to vote or direct the voting of these nonparties' shares. (SEE R.57, Ex. 42 (Schedule 13D/A filed Jan. 28, 2003, at Item 4, J.A. ___.)

         While the district judge may have had the discretion to "question the credibility" of these statements, (SEE R.89, Am. Order at 43, J.A.__), she certainly did not have the discretion to draw a CONTRARY conclusion without evidentiary support. As the Supreme Court has explained:

         When the testimony of a witness is not believed, the trier of fact may simply disregard it. Normally the discredited testimony is not considered a sufficient basis for drawing a contrary conclusion.

BOSE CORP. V. CONSUMERS UNION OF UNITED STATES, INC., 466 U.S. 485, 512 (1984); ACCORD NISHIKAWA V. DULLES, 356 U.S. 129, 137 (1958) ("district judge's disbelief of petitioner's story . . . [cannot] fill the evidentiary gap in the Government's case"); JANIGAN V. TAYLOR, 344 F.2d 781, 784 (1st Cir. 1965) (court "cannot use such disbelief alone to support a finding that the opposite was the fact"), CERT. DENIED, 382 U.S. 879 (1965); 9A Charles Alan Wright & Arthur R. Miller, FEDERAL PRACTICE AND PROCEDURE: CIVIL 2d Section 2586 (Supp. 2002).

         In the case at bar, the only evidence was that neither Robert Taubman nor any other member of the Taubman family had any understanding or agreement with the nonparty signatories to the Voting Agreements beyond the date that the agreements were terminated. Accordingly, there was no basis whatsoever to enjoin these nonparties from voting their own shares. If SPG wished to enjoin these shareholders, it was obligated to bring them into the action as parties. SEE GENERAL INV. CO. V. LAKE SHORE & M. S. RY. CO., 250 F. 160, 171 (6th Cir. 1918) ("A stockholder in a corporation is an indispensable party to a suit seeking to enjoin him from voting his stock at a stockholders' meeting."), AFF'D 260 U.S. 261, 285 (1922).

                                      III.

         THERE WAS NO BASIS IN LAW OR FACT TO ENJOIN THE BOARD FROM ENFORCING THE BYLAW AMENDMENT

         SPG first argues that it was entitled to injunctive relief with respect to the Company's bylaw amendment even though it did not move for such relief because Defendants should have known from SPG's complaint that it challenged the bylaw amendment. (SEE Appellees' Br. at 58.) Yet there is a large gap between allegations in a complaint and a motion that seeks preliminary relief in the form of a specific preliminary injunction. A plaintiff may not obtain a preliminary injunction on a specific claim without even moving for this relief. SEE Fed. R. Civ. P. 7(b)(1); E.D. Mich. LR 7.1(c)(2).

         SPG fails to explain how its motion for a preliminary injunction possibly could have given Defendants "notice" that it sought preliminary relief with respect to THIS issue when neither its motion nor its two memoranda asked for this relief. Indeed, although SPG's memoranda specifically identified the "issues presented," it made no mention of the bylaw amendment.

         SPG also fails to explain how the district court could have found that SPG satisfied the four factors necessary to justify a preliminary injunction when it made no legal argument and no showing whatsoever as to the need or justification for a preliminary injunction with respect to the bylaw amendment. Clearly, SPG presented no evidence of any imminent harm to it caused by the adoption of the bylaw. It had not even obtained approval from the Securities and Exchange Commission to solicit the 25% of the shares necessary to request a meeting.

         There is certainly nothing on the FACE of the bylaw amendment, which is identical to those of many publicly-traded companies, that causes SPG any imminent harm. Nor could there have been anything in the Board's APPLICATION of the bylaw that posed an imminent threat to SPG. SPG had not yet even requested a meeting. The only time SPG could possibly have cause to seek preliminary injunctive relief would be if the Board sought to use the bylaw amendment to impede a requested meeting. But that never happened. SPG never even sent out solicitations to obtain the requisite percentage of shares necessary to request a meeting.

         Likewise, there is no evidence that the bylaw amendment on its face thwarts the calling of meetings by shareholders. It does not: shareholders of Taubman Centers holding 25% of the voting power are permitted to call a special meeting. Nor is there any evidence that the Board ever applied the bylaw amendment to impede a shareholders' meeting. None had even been requested.

         The district court's conclusion that the Board "acted for the primary purpose of making it more difficult for shareholders to exercise their voting rights" was pure supposition based on the fact that Defendants offered no "explanation" for its action. (Amended Order at 35, J.A. __.) This lack of explanation is hardly surprising since SPG did not present any issue regarding the bylaw amendment in its preliminary injunction papers. Accordingly, the district should not have enjoined the enforcement of the bylaw amendment.

                                   CONCLUSION

         SPG's effort to import into the Control Share Acquisitions Act an unexpressed "deemer" provision has no basis in law and must be rejected. The Act is triggered only when an acquiring person ACQUIRES the power in fact to direct the voting of another's shares. It is undisputed that such an acquisition did not occur in this case. In addition, there was no basis in law or fact to justify the district court's preliminary injunction barring the enforcement of the Company's bylaw amendment. As a matter of law, the lower court should not have granted relief not sought, and, as a matter of fact, no evidence was presented that the Board ever applied the bylaw amendment to impede any shareholders' meeting.

         Accordingly, Defendants respectfully ask the Court to reverse the Amended Order, dissolve the preliminary injunction granted by the district court, and remand with instructions to dismiss on the merits SPG's claims under the Control Share Acquisitions Act and its claim that the bylaw amendment is void.

                            Respectfully submitted,

                            By: /s/ Joseph Aviv
                               -----------------------------
                                Joseph Aviv (P 30014)
                                Bruce L. Segal (P 36703)
                                Matthew F. Leitman (P 48999)
                                Miro Weiner & Kramer
                                Suite 100
                                38500 Woodward Avenue
                                Bloomfield Hills, Michigan 48303-0908
                                Telephone:  (248) 258-1207
                                Facsimile:  (248) 646-4021

                                I.W. Winsten (P 30528)
                                Raymond W. Henney (P 35860)
                                Honigman Miller
                                Schwartz and Cohn, LLP
                                2290 First National
                                Building Detroit,
                                Michigan 48226-3583
                                Telephone: (313) 465-7000

OF COUNSEL

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

                    CERTIFICATE OF COMPLIANCE WITH RULE 32(a)

             CERTIFICATE OF COMPLIANCE WITH TYPE-VOLUME LIMITATION,
               TYPEFACE REQUIREMENTS, AND TYPE STYLE REQUIREMENTS

         1. This brief complies with the type-volume limitation of Fed. R. App.
P. 32(a)(7)(B) because this brief contains 6,833 words, excluding the parts of the brief exempted by Fed. R. App. P. 32(a)(7)(B)(iii). The undersigned has relied on the "Word Count" feature contained in Microsoft(R) Word 2002, the word-processing system used to prepare this brief.

         2. This brief complies with the typeface requirements of Fed. R. App.
P. 32(a)(5) and the type style requirements of Fed. R. App. P. 32(a)(6) because this brief has been prepared in a proportionally spaced typeface using Microsoft(R) Word 2002 in 14 point font size and Times New Roman type style.


                                      /s/ Joseph Aviv
                                      -----------------------------------
                                      Joseph Aviv (P 30014)
                                      Miro Weiner & Kramer, P.C.
                                      Attorney for Appellants

Dated:  July 28, 2003

                             CERTIFICATE OF SERVICE

         I hereby certify that, on July 28, 2003, I served one copy of the Proof Reply Brief of Appellants on Carl H. von Ende, lead counsel for Plaintiffs-Appellees, by (1) e-mail transmission to VONENDE@MILLERCANFIELD.COM, and (2) by first-class mail addressed as follows:

                                    Carl H. von Ende, Esq.
                                    Miller, Canfield, Paddock & Stone, P.L.C.
                                    Suite 2500
                                    150 West Jefferson Avenue
                                    Detroit, Michigan 48226-4415


                                       /s/ Joseph Aviv
                                       ------------------------------------
                                       Joseph Aviv (P 30014)
                                       Miro Weiner & Kramer, P.C.
                                       Counsel for Appellants